Exhibit 99.1

The Home Depot Completes Acquisition of SRS Distribution

ATLANTA, June 18, 2024 – The Home Depot®, the world's largest home improvement retailer, has completed the acquisition of SRS Distribution, Inc. (“SRS”) for a total enterprise value of approximately $18.25 billion. SRS is a leading residential specialty trade distribution company across several verticals serving the professional roofer, landscaper and pool contractor. The agreement to acquire SRS was announced on March 28, 2024.

“SRS is an excellent fit for The Home Depot – it's both complementary and additive to our growth,” said Ted Decker, chair, president and CEO. “Their ability to quickly build leadership positions in each of their specialty trade verticals is a testament to the team’s strong vision, leadership, culture and execution. SRS’s outstanding customer service, capabilities, and expertise will help us drive value for our customers, associates and shareholders, and we’re excited to welcome the SRS team to The Home Depot.”

The acquisition will increase the company’s total addressable market to approximately $1 trillion, an increase of approximately $50 billion. The combination of the two businesses will accelerate The Home Depot’s growth with the residential professional customer. SRS complements The Home Depot’s capabilities and enables the company to better serve the complex purchase occasion, while also establishing The Home Depot as a leading specialty trade distributor across multiple verticals.

About The Home Depot
The Home Depot is the world's largest home improvement specialty retailer. At the end of the first quarter of fiscal year 2024, the company operated a total of 2,337 retail stores in all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. The company employs approximately 465,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

About SRS Distribution
Founded in 2008 and headquartered in McKinney, Texas, SRS has grown to become one of the fastest growing building products distributors in the United States. Since the Company’s inception, it has established a differentiated growth strategy and entrepreneurial culture that is focused on serving customers, partnering with suppliers, and attracting the industry’s best talent. SRS currently operates under a family of distinct local brands encompassing more than 760 locations across 47 states. For more information, visit www.srsdistribution.com.

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Certain statements contained herein constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may relate to, among other things, the acquisition of SRS Distribution Inc., which involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements (the “acquisition”); statements about the potential benefits of the acquisition; risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the transaction will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the acquisition making it more difficult to maintain business and operational relationships; negative effects of announcing the consummation of the acquisition on the market price of our common stock, credit ratings or operating results; significant costs associated with the acquisition; unknown liabilities; the risk of litigation; the demand for our products and services, including as a result of macroeconomic conditions; net sales growth; comparable sales; the effects of competition; our brand and reputation; implementation of interconnected retail, store, supply chain and technology initiatives; inventory and in-stock positions; the state of the economy; the state of the housing and home improvement markets; the state of the credit markets, including mortgages, home equity loans, and consumer credit; the impact of tariffs; issues related to the payment methods we accept; demand for credit offerings; management of relationships with our associates, potential associates, suppliers and service providers; cost and availability of labor; costs of fuel and other energy sources; events that could disrupt our business, supply chain, technology infrastructure, or demand for our products and services, such as international trade disputes, natural disasters, climate change, public health issues, cybersecurity events, geopolitical conflicts, military conflicts, or acts of war; our ability to maintain a safe and secure store environment; our ability to address expectations regarding environmental, social and governance matters and meet related goals; continuation or suspension of share repurchases; net earnings performance; earnings per share; future dividends; capital allocation and expenditures; liquidity; return on invested capital; expense leverage; changes in interest rates; changes in foreign currency exchange rates; commodity or other price inflation and deflation; our ability to issue debt on terms and at rates acceptable to us; the impact and expected outcome of investigations, inquiries, claims, and litigation, including compliance with related settlements; the challenges of operating in international markets; the adequacy of insurance coverage; the effect of accounting charges; the effect of adopting certain accounting standards; the impact of legal and regulatory changes, including changes to tax laws and regulations; store openings and closures; guidance for fiscal 2024 and beyond; financial outlook; and the impact of acquired companies on our organization and the ability to recognize the anticipated benefits of any acquisitions.
Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events. You should not rely on our forward-looking statements. These statements are not guarantees of future performance and are subject to future events, risks and uncertainties – many of which are beyond our control, dependent on the actions of third parties, or currently unknown to us – as well as potentially inaccurate assumptions that could cause actual results to differ materially from our historical experience and our expectations and projections. These risks and uncertainties include, but are not limited to, those described in Part I, Item 1A, "Risk Factors," and elsewhere in our Annual Report on Form 10-K for our fiscal year ended January 28, 2024 and also as may be described from time to time in future reports we file with the Securities and Exchange Commission. There also may be other factors that we cannot anticipate or that are not described herein, generally because we do not currently perceive them to be material. Such factors could cause results to differ materially from our expectations. Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures we make on related subjects in our filings with the Securities and Exchange Commission and in our other public statements.

For more information, contact:

Financial Community	News Media
Isabel Janci	Sara Gorman
Vice President of Investor Relations and Treasurer	Senior Director of Corporate Communications
770-384-2666	770-384-2852
isabel_janci@homedepot.com	sara_gorman@homedepot.com